UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MarketWise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	87-1767914
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1125 N. Charles Street Baltimore, Maryland	21201
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered

Class A Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable to purchase one share of Common Stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Registration Statement on Form 8-A is being filed by MarketWise, Inc. (the “Company”), formerly known as Ascendant Digital Acquisition Corp. (“ADAC”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s Class A common stock, par value $0.0001 per share (“Company Common Stock”), and its warrants to purchase shares of Company Common Stock (the “Company Warrants”) from The New York Stock Exchange (“NYSE”) to The Nasdaq Global Market.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Company Common Stock and Company Warrants.

The description of the Company Warrants registered hereunder is set forth under the heading “Description of Securities” in the Registration Statements on Form S-1 (File No. 333-239623 and 333-240051) filed by ADAC in connection with its initial public offering, each of which became effective on July 23, 2020, and is incorporated herein by reference. The description of the Company Common Stock registered hereunder is set forth under the heading “Description of MarketWise PubCo Securities” in the definitive proxy statement / prospectus, dated as of July 1, 2021 (File No. 333-254720) and filed with the SEC on July 1, 2021 and is incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Global Market and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 21, 2021

MarketWise, Inc.

By:	/s/ Dale Lynch
Name: Dale Lynch
Title: Chief Financial Officer